EXHIBIT 10.12

CNET Networks

2008 Annual Incentive Plan

For Executive Employees:

Plan Document

Effective for Plan Year 2008

CNET Networks 2008 Annual Incentive Plan for Executive Employees:

Plan Document

Plan Objective

CNET Networks (or “CNET”) 2008 Annual Incentive Plan for Executive Employees (the “Plan”) is designed (i) to reward eligible participants for their efforts toward the accomplishment of CNET’s financial goals as well as their achievement against individual initiatives, and (ii) to help CNET retain key executive employees during the Plan Year. For purposes of the Plan, “Plan Year” shall be defined as January 1, 2008 through to and including December 31, 2008.

Eligibility

The participants in the Plan are those executive employees whose roles afford them the opportunity to significantly impact the financial and/or business results of CNET. Selected executive employees are eligible, including, without limitation, (i) the Chief Executive Officer, (ii) the Chief Financial Officer, (iii) the executive employees who are members of the Executive Committee of CNET and (iv) the Chief Accounting Officer. For the avoidance of doubt, the Compensation Committee of CNET reserves the right to determine an executive employee’s eligibility to participate in the Plan. All executive employees whose jobs have been defined as eligible can participate based on the following dates:

1st Half Participation (January 1, 2008 – June 30, 2008): Must be hired or promoted into an incentive eligible position on or before April 1, 2008.

2nd Half Participation (July 1, 2008 – December 31, 2008): Must be hired or promoted into an incentive eligible position on or before October 1, 2008.

The 1st Half Participation and 2nd Half Participation are each, a “Performance Period” or together, “Performance Periods.”

Executive employees who are hired or promoted into an incentive eligible position mid-way during a Performance Period will have any payment prorated based on the length of time employed in an incentive eligible position during the Performance Period with the exception of those promoted (including target changes) in January 2008 and July 2008. For those promoted in January 2008, eligibility date will be January 1, 2008 and for those promoted in July 2008, eligibility date will be July 1, 2008.

Effective Date of the Plan

The Plan is in effect from January 1, 2008 through to and including December 31, 2008.

Plan Administration

The Compensation Committee of CNET (the “Compensation Committee”) is responsible for administering the Plan in its sole discretion and judgment. The Compensation Committee will review (i) CNET’s performance against financial targets, (ii) individual performance objective ratings and (iii) recommended incentive payments, and make the final decision on all matters related to the Plan. CNET and the Compensation Committee may amend, suspend or terminate the Plan at any time and in such manner and to such extent as they deem advisable. The Compensation Committee shall have the authority (i) to make adjustments to CNET’s or a business unit’s financial targets for all financial measures to take into account significant events such as a significant acquisition or a significant business shutdown and (ii) to determine whether CNET or a business unit has met its financial targets.

All payments under the Plan are discretionary and may be reduced or eliminated in the sole discretion of the Compensation Committee. For the avoidance of doubt, the Compensation Committee has the right to

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CNET Networks 2008 Annual Incentive Plan for Executive Employees:

Plan Document

determine an executive employee’s eligibility to participate in the Plan and to make changes in plan participation, the target incentive opportunity or any other aspect of the Plan at any time and without prior notice. All determinations, interpretations, rules and decisions of the Compensation Committee shall be conclusive and binding upon all persons claiming to have any interest or right under the Plan.

Incentive Opportunity

Each eligible position level is assigned a target incentive opportunity, expressed as a percentage of earned salary for the Performance Period. Actual target incentive opportunity amounts will be discussed with each participant by the Compensation Committee or his/her manager, as applicable, on an individual basis.

If a participant’s target incentive opportunity changes during the year, any payments will be prorated based on the length of time at each target incentive opportunity. For those participants with target changes in January 2008, his/her eligibility date will be January 1, 2008 and for those participants with target changes in July 2008, his/her eligibility date will be July 1, 2008.

Components of Target Opportunity

Participants will have different component weightings depending on their position level in CNET. Participants will have financial and individual performance components, as outlined in the chart below.

Position	Corporate Revenue	Corporate EBITDA	BU Revenue	BU Contribution	Individual Performance	Total
CEO	48%	32%			20%	100%
CFO	48%	32%			20%	100%
BU Head	18%	12%	30%	20%	20%	100%
Corporate/Functional Head	48%	32%			20%	100%

Financial Targets

Achievement of the minimum financial threshold initiates minimum-level payment, with a 100% payment at financial target, increasing to a maximum of 200%.

See Addendum for specific information on the financial targets by group. (Addendum provided Q1.)

Individual Performance Targets

A percentage of each participant’s payment will be based on the attainment of individual performance objectives set forth by managers early in the Plan Year. Ratings on the attainment of individual performance targets will be collected twice per Plan Year. There is no financial threshold to be met before funding the individual performance target portion of the Plan and all payments are based on individual performance against the participant’s defined objectives. The maximum individual performance target payment is 110% of each participant’s individual performance target.

Individual performance objectives should be defined to drive growth and profitability of a business, or to expand the capabilities and efficiencies of central functions. For business units, the achievement of operating metrics described in such business units’ calendar year 2008 budget (e.g., page views, unique users) should be a significant portion of the individual performance objectives. Individual performance

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CNET Networks 2008 Annual Incentive Plan for Executive Employees:

Plan Document

objectives should be specific to the participants’ roles within the organization and appropriate to the level of management.

Timing of Payments

Financial Targets

Payments may occur two times during the Plan Year after the close of the second and fourth quarters.

Mid-Year Payment – Payments may be up to 25% of the participant’s financial target at mid-year.

Year-End Payment – 75% of the financial payment is based on performance against the annual budget. Financial accelerator of up to 200% of the aggregate financial target may be applied depending on performance. The payment, if any, will occur no later than March 15, 2009.

Below Average Performance Rating – A performance rating of 4 will result in the overall financial payment being reduced to 60% of the achieved payment. For example, if a participant receives a performance rating of 4 for the 1st Half Participation period, he/she could expect to receive a financial mid-year payment of 15% (i.e., 25%x60%= 15%). A performance rating of 5 will result in the overall financial payment being reduced to 0.

Individual Targets

Participants will be eligible for a 50% payment against the individual performance target portion of the Plan at mid-year based on achievements against their individual defined objectives for the first and second quarters of 2008. The remaining 50% will be eligible for payment in the first quarter of 2009, no later than March 15, 2009, based on achievement against their goals for the third and fourth quarters of 2008.

INDIVIDUAL PERFORMANCE TARGET PAYMENT METHOD:

If a participant receives a performance rating of:

1 (Significantly Exceeds Expectations)	Payment equals 110%
2 (Exceeds Expectations)	Payment equals 105%
3 (Meets Expectations)	Payment equals 100%
4 (Some Improvement Needed)	Payment equals 60%
5 (Unsatisfactory)	No payment

Operating Guidelines

Event	Guideline
Eligibility	Selected full and part-time executive employees regularly scheduled to work half time (20 hours/week) or more.

New hires

New hires are eligible for a prorata payment from the date of hire. All executive employees whose jobs have been defined as eligible can participate, based on the following dates:

1st Half Participation: Must be hired into an incentive eligible position by April 1, 2008.

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CNET Networks 2008 Annual Incentive Plan for Executive Employees:

Plan Document

Event	Guideline
2nd Half Participation: Must be hired into an incentive eligible position by October 1, 2008.

Promotion to an incentive eligible position

Payment will be prorated and calculated based on the date of promotion based on the following dates:

1st Half Participation: Must be promoted into an incentive eligible position by April 1, 2008.

2nd Half Participation: Must be promoted into an incentive eligible position by October 1, 2008.

* Promotions in January or July 2008 will have an incentive eligible effective date of January 1 or July 1, 2008, respectively.

Promotions between incentive eligible positions

Payment will be prorated and calculated based on the date of promotion based on the following dates:

1st Half Participation: Must be promoted to new incentive eligible position by April 1, 2008.

2nd Half Participation: Must be promoted to new incentive eligible position by October 1, 2008.

* Promotions in January or July 2008 will have an incentive eligible effective date of January 1 or July 1, 2008, respectively.

Incentive opportunity (target) that increases/decreases (same plan)

Payment will be prorated and calculated based on the date of the target increase/decrease.

*Changes in January or July 2008 will have an incentive eligible effective date of January 1 or July 1, 2008, respectively.

Change in Business Unit or Change from Corporate to BU or Change from BU to Corporate

Financial portion of payment will be prorated and calculated based on time worked in the business unit as follows:

1st Half:

Transfer between January 1, 2008 through to and including March 30, 2008, payment based on new division results.

Transfer between April 1, 2008 through to and including June 30, 2008, payment based on former division results.

2nd Half:

Transfer between July 1, 2008 through to and including September 30, 2008, payment based on new division results.

Transfer between October 1, 2008 through to and including December 31, 2008, payment based on former division results.

In the event of multiple division transfers, the Compensation team in Human Resources will review and determine calculation.

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CNET Networks 2008 Annual Incentive Plan for Executive Employees:

Plan Document

Event	Guideline
Part-Time/Full-Time Status Change	The prorated incentive opportunity will be used to calculate the incentive payment. If the status change is effective between the 1st and 15th of the month, he/she is credited for a full month with the new incentive opportunity. If the status change is effective between the 16th and 31st of the month, he/she is credited for 1/2 month of the new incentive opportunity.

Terminations • Voluntary/Involuntary	No payment for results during the specific measurement period, unless employed in good standing at the end of each Performance Period.

• Retirement (defined as voluntary termination or job elimination without cause involving an executive employee who is 62 years of age or more)

For executive employees who retire in 2008, a prorated payment will be made based on business results after the end of the Performance Period, at the same time as other normal Plan payments are made.

The retiree will be given full credit for the month in which he/she retires.

Death	CNET will pay the executive employee’s designated beneficiary or estate a prorated amount based on business results after the end of the Performance Period, at the same time as other normal Plan payments are made.

This Plan document is the governing document in all CNET Plan matters. CNET reserves the right to amend, discontinue or make significant changes to the Plan at any time and for any reason it deems sufficient.

At Will Employment

Nothing in the Plan shall confer upon a Plan participant any right to continued employment with CNET for any specific duration or otherwise restrict in any way the rights of CNET or a Plan participant to terminate employment at any time, for any reason, with or without cause.

Withholding

CNET shall withhold from the payments under the Plan all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions, and as a condition precedent to payment under the Plan, all participants shall make arrangements satisfactory to CNET for the payment of any personal income or other taxes.

Inalienability

In no event may a participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan or relating hereto. At no time will any such right or interest under the Plan be subject to the claims of creditors or liable to attachment, execution or other legal process.

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CNET Networks 2008 Annual Incentive Plan for Executive Employees:

Plan Document

Severability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

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